CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$100,000,000	$11,590

Pricing Supplement Dated November 7, 2016	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 5, 2015 and Prospectus Supplement dated November 5, 2015)	Registration No. 333-207838

PACCAR Financial Corp.

Medium-Term Notes, Series O – Floating Rate

CUSIP# 69371RN51

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ Barclays Capital Inc.

☐ BNP Paribas Securities Corp.

☐ Citigroup Global Markets Inc.

☐ J.P. Morgan Securities LLC

☒ Merrill Lynch, Pierce, Fenner & Smith

                         Incorporated

☐ Mitsubishi UFJ Securities (USA), Inc.

☐ U.S. Bancorp Investments, Inc.

☐ Other:

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale
☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $100,000,000	Original Issue Date: November 10, 2016

Agent’s Discount or Commission: 0.200%	Final Maturity Date: November 8, 2019

Net Proceeds to Company: $99,800,000

Interest Payment Date(s): February 8, May 8, August 8 and November 8 commencing February 8, 2017

Record Dates: January 25, April 24, July 25 and October 25 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:

☐ Inverse Floating Rate Note Fixed Interest Rate:

☐ Other Floating Rate Note (see attached)

Initial Interest Rate: The Initial Interest Rate will be the interpolated rate based upon 2 month LIBOR (as referenced herein with an Index Maturity of 2 months) and 3 month LIBOR, in each case determined on November 8, 2016, plus the Spread

Initial Interest Reset Date: November 10, 2016

Interest Reset Dates: February 8, May 8, August 8 and November 8

Interest Rate Basis:

☐ Commercial Paper Rate	☐ Federal Funds Rate	Designated LIBOR Currency:
☐ CMT Rate	☐ Federal Funds (Effective) Rate	☐ Prime Rate
☐ Reuters Page FRBCMT	☐ Federal Funds Open Rate	☐ Treasury Rate
☐ Reuters Page FEDCMT	☐ Federal Funds Target Rate	☐ Other (see attached)
If Reuters Page FEDCMT:	☒ LIBOR
☐ Weekly Average	Designated LIBOR Page:
☐ Monthly Average	☒ Reuters Page LIBOR 01
☐ Reuters Page LIBOR 02

Index Maturity: 3 month LIBOR

Spread (+/-): +0.320%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐ 30/360 for the period from              to             .

☒ Actual/360 for the period from November 10, 2016 to November 8, 2019.

☐ Actual/Actual for the period from              to             .

Redemption:

☒ The Notes may not be redeemed prior to the Maturity Date.

☐ The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:     %

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

☐ The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒ The Notes may not be repaid prior to the Maturity Date.

☐ The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                 (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                       (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: %

Form: ☒ Book-Entry         ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$100,000,000
Total		$100,000,000

Other Provisions: N/A